PRICING SUPPLEMENT dated March 17, 2026

(To Product Supplement No. WF1 dated March 25, 2025,

Underlying Supplement No. ELN-1 dated March 25, 2025,

Prospectus Supplement dated March 25, 2025

and Prospectus dated March 25, 2025)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-285508
Bank of Montreal Senior Medium-Term Notes, Series K ETF Linked Securities

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

■	Linked to the lowest performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF (each referred to as an “Underlier”)
■	Unlike ordinary debt securities, the securities do not provide for fixed payments of interest, do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call prior to stated maturity upon the terms described below. Whether the securities pay a contingent coupon, whether the securities are automatically called prior to stated maturity and, if they are not automatically called, whether you receive the face amount of your securities at stated maturity, will depend, in each case, on the closing value of the lowest performing Underlier on the relevant calculation day. The lowest performing Underlier on any calculation day is the Underlier that has the lowest closing value on that calculation day as a percentage of its starting value
■	Contingent Coupon. The securities will pay a contingent coupon on a monthly basis until the earlier of stated maturity or automatic call if, and only if, the closing value of the lowest performing Underlier on the calculation day for that month is greater than or equal to its coupon threshold value. If the closing value of the lowest performing Underlier on a calculation day is less than its coupon threshold value, you will not receive any contingent coupon on the related contingent coupon payment date. However, if the closing value of the lowest performing Underlier on one or more calculation days is less than its coupon threshold value and, on a subsequent calculation day, the closing value of the lowest performing Underlier on that subsequent calculation day is greater than or equal to its coupon threshold value, the securities will pay the contingent coupon payment due for that subsequent calculation day plus all previously unpaid contingent coupon payments (without interest on amounts previously unpaid). If the closing value of the lowest performing Underlier is less than its coupon threshold value on every calculation day, you will not receive any contingent coupons throughout the entire term of the securities. The coupon threshold value for each Underlier is equal to 60% of its starting value. The contingent coupon rate is 9.75% per annum
■	Automatic Call. If the closing value of the lowest performing Underlier on any of the monthly calculation days scheduled to occur from September 2026 to February 2029, inclusive, is greater than or equal to its starting value, the securities will be automatically called for the face amount plus a final contingent coupon payment and any previously unpaid contingent coupon payments
■	Potential Loss of Principal. If the securities are not automatically called prior to stated maturity, you will receive the face amount at stated maturity if, and only if, the closing value of the lowest performing Underlier on the final calculation day is greater than or equal to its downside threshold value. If the closing value of the lowest performing Underlier on the final calculation day is less than its downside threshold value, you will lose more than 40%, and possibly all, of the face amount of your securities. The downside threshold value for each Underlier is equal to 60% of its starting value
■	If the securities are not automatically called prior to stated maturity, you will have full downside exposure to the lowest performing Underlier from its starting value if its closing value on the final calculation day is less than its downside threshold value, but you will not participate in any appreciation of any Underlier and will not receive any dividends on the shares of any Underlier or the securities or other assets held by any Underlier
■	Your return on the securities will depend solely on the performance of the Underlier that is the lowest performing Underlier on each calculation day. You will not benefit in any way from the performance of the better performing Underliers. Therefore, you will be adversely affected if any Underlier performs poorly, even if the other Underliers perform favorably
■	All payments on the securities are subject to our credit risk, and you will have no ability to pursue the shares of any Underlier or any securities or other assets held by any Underlier for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No exchange listing; designed to be held to maturity or automatic call

On the date of this pricing supplement, the estimated initial value of the securities is $954.74 per security. As discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS- 10 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-2 of the prospectus supplement and page 9 of the prospectus.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

The securities are not bail-inable notes and are not subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$23.25	$976.75
Total	$1,095,000.00	$25,458.75	$1,069,541.25
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.
(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Terms of the Securities

Issuer:	Bank of Montreal.
The Market Measures (each referred to as an “Underlier,” and collectively as the “Underliers”), Bloomberg ticker symbols, starting values, coupon threshold values and downside threshold values are set forth in the table below.
Market Measures:	Market Measure	Bloomberg Ticker Symbol	Starting Value(1)	Coupon Threshold Value(2)	Downside Threshold Value(3)
	SPDR® Gold Trust	GLD	$459.27	$275.562	$275.562
	iShares® 7-10 Year Treasury Bond ETF	IEF	$96.19	$57.714	$57.714
	State Street® SPDR® S&P® Metals & Mining ETF	XME	$110.77	$66.462	$66.462
(1) With respect to each Underlier, its closing value on the pricing date. (2) With respect to each Underlier, 60% of its starting value. (3) With respect to each Underlier, 60% of its starting value.
Pricing Date:	March 17, 2026.
Issue Date:	March 20, 2026.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Contingent Coupon Payments (with Memory Feature):

On each contingent coupon payment date, unless the securities have been automatically called, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the closing value of the lowest performing Underlier on the related calculation day is greater than or equal to its coupon threshold value. In addition, if the closing value of the lowest performing Underlier on one or more calculation days is less than its coupon threshold value and, on a subsequent calculation day, the closing value of the lowest performing Underlier on that subsequent calculation day is greater than or equal to its coupon threshold value, on the contingent coupon payment date related to that subsequent calculation day, you will receive the contingent coupon payment due for that subsequent calculation day plus all previously unpaid contingent coupon payments (without interest on amounts previously unpaid).

Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/12. Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

If the closing value of the lowest performing Underlier on any calculation day is less than its coupon threshold value, you will not receive any contingent coupon payment on the related contingent coupon payment date. If the closing value of the lowest performing Underlier on a calculation day is less than its coupon threshold value and the closing value of the lowest performing Underlier on each subsequent calculation day up to and including the final calculation day is less than its coupon threshold value, you will not receive any unpaid contingent coupon payments in respect of any of those calculation days. In addition, if the closing value of the lowest performing Underlier is less than its coupon threshold value on all calculation days, you will not receive any contingent coupon payments over the term of the securities.

Contingent Coupon Payment Dates:	Monthly, on the third business day following each calculation day (as each such calculation day may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable); provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date.
Contingent Coupon Rate:	The “contingent coupon rate” is 9.75% per annum.
Calculation Days:	Monthly, on the 17th day of each month, commencing April 2026 and ending February 2029, and the final calculation day, each subject to postponement as described below under “— Market Disruption Events and Postponement Provisions.” We refer to March 19, 2029 as the “final calculation day.”

PRS-2

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Automatic Call:

If the closing value of the lowest performing Underlier on any of the calculation days scheduled to occur from September 2026 to February 2029, inclusive, is greater than or equal to its starting value, the securities will be automatically called, and on the related call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment and any previously unpaid contingent coupon payments.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Settlement Date:	Three business days after the applicable calculation day (as each such calculation day may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable).
Stated Maturity Date:	March 22, 2029, subject to postponement. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.
Maturity Payment Amount:

If the securities are not automatically called prior to the stated maturity date, you will be entitled to receive on the stated maturity date a cash payment per security in U.S. dollars equal to the maturity payment amount (in addition to a final contingent coupon payment and any previously unpaid contingent coupon payments, if otherwise payable). The “maturity payment amount” per security will equal:

•    if the ending value of the lowest performing Underlier on the final calculation day is greater than or equal to its downside threshold value: $1,000; or

•    if the ending value of the lowest performing Underlier on the final calculation day is less than its downside threshold value:

$1,000 × performance factor of the lowest performing Underlier on the final calculation day

If the securities are not automatically called prior to stated maturity and the ending value of the lowest performing Underlier on the final calculation day is less than its downside threshold value, you will lose more than 40%, and possibly all, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Underlier, but you will have full downside exposure to the lowest performing Underlier on the final calculation day if the ending value of that Underlier is less than its downside threshold value.

Lowest Performing Underlier:	For any calculation day, the “lowest performing Underlier” will be the Underlier with the lowest performance factor on that calculation day.
Performance Factor:	With respect to an Underlier on any calculation day, its closing value on such calculation day divided by its starting value (expressed as a percentage).
Closing Value:	With respect to each Underlier, closing value has the meaning assigned to “fund closing price” set forth under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions” in the accompanying product supplement. The closing value of each Underlier is subject to adjustment through the adjustment factor as described in the accompanying product supplement.
Ending Value:	The “ending value” of an Underlier will be its closing value on the final calculation day.
Market Disruption Events and Postponement Provisions:

Each calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation days, the contingent coupon payment dates, the call settlement dates and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each contingent coupon payment date, each call settlement date and the stated maturity date is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund —Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”).

PRS-3

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Material Tax Consequences:	For a discussion of material U.S. federal income tax consequences and Canadian federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Income Tax Considerations” below and the sections of the product supplement entitled “United States Federal Income Tax Considerations” and “Canadian Federal Income Tax Consequences.”
Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. The agent will receive an agent discount of up to $23.25 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $17.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent discount that it receives to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06376KAX6

PRS-4

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Additional Information About the Issuer and the Securities

You should read this pricing supplement together with product supplement no. WF1 dated March 25, 2025, underlying supplement no. ELN-1 dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025 for additional information about the securities. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, underlying supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004724/b321251424b2.htm

•	Underlying Supplement No. ELN-1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004728/r321250424b2.htm

•	Prospectus Supplement and Prospectus dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

PRS-5

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Estimated Value of the Securities

Our estimated initial value of the securities equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities is based on market conditions at the time it is calculated.

For more information about the estimated initial value of the securities, see “Selected Risk Considerations” below.

PRS-6

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	seek an investment with contingent coupon payments at a rate equal to the contingent coupon rate until the earlier of stated maturity or automatic call, if, and only if, the closing value of the lowest performing Underlier on the applicable calculation day is greater than or equal to its coupon threshold value;

▪	understand that if the securities are not automatically called prior to the stated maturity date and the ending value of the lowest performing Underlier on the final calculation day is less than its downside threshold value, they will be fully exposed to the decline in the lowest performing Underlier from its starting value and will lose a significant portion, and possibly all, of the face amount of the securities at stated maturity;

▪	are willing to accept the risk that they may receive few or no contingent coupon payments over the term of the securities;

▪	understand that the securities may be automatically called prior to stated maturity and that the term of the securities may be reduced;

▪	understand that the return on the securities will depend solely on the performance of the Underlier that is the lowest performing Underlier on each calculation day and that they will not benefit in any way from the performance of the better performing Underliers;

▪	understand that the securities are riskier than alternative investments linked to only one of the Underliers or linked to a basket composed of each Underlier;

▪	understand and are willing to accept the full downside risks of each Underlier;

▪	are willing to forgo participation in any appreciation of any Underlier and dividends on the shares of the Underliers and any securities or other assets held by the Underliers; and

▪	are willing to hold the securities until maturity or automatic call.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity or automatic call;

▪	require full payment of the face amount of the securities at stated maturity;

▪	seek a security with a fixed term;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

▪	are unwilling to accept the risk that the ending value of the lowest performing Underlier on the final calculation day may be less than its downside threshold value;

▪	seek the certainty of current income over the term of the securities;

▪	seek exposure to the upside performance of any or each Underlier;

▪	seek exposure to a basket composed of each Underlier or a similar investment in which the overall return is based on a blend of the performances of the Underliers, rather than solely on the lowest performing Underlier;

▪	are unwilling to accept the risk of exposure to the Underliers;

▪	are unwilling to accept the credit risk of Bank of Montreal; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underliers, please see the sections titled “The SPDR® Gold Trust,” “The iShares® 7-10 Year Treasury Bond ETF” and “The State Street® SPDR® S&P® Metals & Mining ETF” below.

PRS-7

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Determining Payment On A Contingent Coupon Payment Date And At Maturity

If the securities have not been previously automatically called, on each contingent coupon payment date, you will either receive a contingent coupon payment (plus any previously unpaid contingent coupon payments) or you will not receive a contingent coupon payment, depending on the closing value of the lowest performing Underlier on the related calculation day.

Step 1: Determine which Underlier is the lowest performing Underlier on the relevant calculation day. The lowest performing Underlier on any calculation day is the Underlier that has the lowest performance factor on that calculation day. The performance factor of an Underlier on a calculation day is its closing value on that calculation day as a percentage of its starting value (i.e., its closing value on that calculation day divided by its starting value).

Step 2: Determine whether a contingent coupon (and any previously unpaid contingent coupons) is paid on the applicable contingent coupon payment date based on the closing value of the lowest performing Underlier on the relevant calculation day, as follows:

If the securities have not been automatically called prior to the stated maturity date, then at maturity you will receive (in addition to a final contingent coupon payment and any previously unpaid contingent coupon payments, if otherwise payable) a cash payment per security (the maturity payment amount) calculated as follows:

Step 1: Determine which Underlier is the lowest performing Underlier on the final calculation day. The lowest performing Underlier on the final calculation day is the Underlier that has the lowest performance factor on the final calculation day. The performance factor of an Underlier on the final calculation day is its ending value as a percentage of its starting value (i.e., its ending value divided by its starting value).

Step 2: Calculate the maturity payment amount based on the ending value of the lowest performing Underlier on the final calculation day, as follows:

PRS-8

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Hypothetical Payout Profile

The following profile illustrates the potential maturity payment amount on the securities (excluding the final contingent coupon payment and any previously unpaid contingent coupon payments, if otherwise payable) for a range of hypothetical performances of the lowest performing Underlier on the final calculation day from its starting value to its ending value, assuming the securities have not been automatically called prior to the stated maturity date. As this profile illustrates, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the contingent coupon payments, if any, received during the term of the securities. This graph has been prepared for purposes of illustration only. Your actual return will depend on whether the securities are automatically called, the actual ending value of the lowest performing Underlier on the final calculation day and whether you hold your securities to stated maturity. The performance of the better performing Underliers is not relevant to your return on the securities.

PRS-9

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement and prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Securities Generally

If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

We will not repay you a fixed amount on the securities at stated maturity. If the securities are not automatically called prior to stated maturity, you will receive a maturity payment amount that will be equal to or less than the face amount, depending on the ending value of the lowest performing Underlier on the final calculation day.

If the ending value of the lowest performing Underlier on the final calculation day is less than its downside threshold value, the maturity payment amount will be reduced by an amount equal to the decline in the value of the lowest performing Underlier from its starting value (expressed as a percentage of its starting value). The downside threshold value for each Underlier is 60% of its starting value. For example, if the securities are not automatically called and the lowest performing Underlier on the final calculation day has declined by 40.1% from its starting value to its ending value, you will not receive any benefit of the contingent downside protection feature and you will lose 40.1% of the face amount. As a result, you will not receive any protection if the value of the lowest performing Underlier on the final calculation day declines significantly and you may lose some, and possibly all, of the face amount at stated maturity, even if the value of the lowest performing Underlier is greater than or equal to its starting value or its downside threshold value at certain times during the term of the securities.

Even if the ending value of the lowest performing Underlier on the final calculation day is greater than its downside threshold value, the maturity payment amount will not exceed the face amount, and your yield on the securities, taking into account any contingent coupon payments you may have received during the term of the securities, may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same stated maturity date.

The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Contingent Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

On each contingent coupon payment date you will receive a contingent coupon payment if, and only if, the closing value of the lowest performing Underlier on the related calculation day is greater than or equal to its coupon threshold value. If the closing value of the lowest performing Underlier on any calculation day is less than its coupon threshold value, you will not receive any contingent coupon payment on the related contingent coupon payment date. You will receive a previously unpaid contingent coupon payment on a subsequent contingent coupon payment date if and only if the closing value of the lowest performing Underlier on the related calculation day is greater than or equal to its coupon threshold value. However, if the closing value of the lowest performing Underlier on a calculation day is less than its coupon threshold value and the closing value of the lowest performing Underlier on each subsequent calculation day up to and including the final calculation day is less than its coupon threshold value, you will not receive any unpaid contingent coupon payments in respect of any of those calculation days. In addition, if the closing value of the lowest performing Underlier is less than its coupon threshold value on each calculation day over the term of the securities, you will not receive any contingent coupon payments over the entire term of the securities.

The Securities Are Subject To The Full Risks Of Each Underlier And Will Be Negatively Affected If Any Underlier Performs Poorly, Even If The Other Underliers Perform Favorably.

You are subject to the full risks of each Underlier. If any Underlier performs poorly, you will be negatively affected, even if the other Underliers perform favorably. The securities are not linked to a basket composed of the Underliers, where the better performance of some Underliers could offset the poor performance of others. Instead, you are subject to the full risks of whichever Underlier is the lowest performing Underlier on each calculation day. As a result, the securities are riskier than an alternative investment linked to only one of the Underliers or linked to a basket composed of each Underlier. You should not invest in the securities unless you understand and are willing to accept the full downside risks of each Underlier.

Your Return On The Securities Will Depend Solely On The Performance Of The Underlier That Is The Lowest Performing Underlier On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underliers.

Your return on the securities will depend solely on the performance of the Underlier that is the lowest performing Underlier on each calculation day. Although it is necessary for each Underlier to close at or above its respective coupon threshold value on the relevant calculation day in order for you to receive a contingent coupon payment on the related contingent coupon payment date and at or above its respective downside threshold value on the final calculation day in order for you to receive the face amount of your securities at maturity, you will not benefit in any way from the performance of the better performing Underliers. The securities may underperform an alternative investment linked to a basket composed of the Underliers, since in such case the performance of the better performing Underliers would be blended with the performance of the lowest performing Underlier, resulting in a better return than the return of the lowest performing Underlier alone.

PRS-10

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

You Will Be Subject To Risks Resulting From The Relationship Among The Underliers.

It is preferable from your perspective for the Underliers to be correlated with each other so that their values will tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the Underliers will not exhibit this relationship. The less correlated the Underliers, the more likely it is that one of the Underliers will be performing poorly at any time over the term of the securities. All that is necessary for the securities to perform poorly is for one of the Underliers to perform poorly; the performance of the better performing Underliers is not relevant to your return on the securities. It is impossible to predict what the relationship among the Underliers will be over the term of the securities. To the extent the Underliers represent different markets or asset classes, such markets or asset classes may not perform similarly over the term of the securities.

You May Be Fully Exposed To The Decline In The Lowest Performing Underlier On The Final Calculation Day From Its Starting Value, But Will Not Participate In Any Positive Performance Of Any Underlier.

Even though you will be fully exposed to a decline in the value of the lowest performing Underlier on the final calculation day if its ending value is below its downside threshold value, you will not participate in any increase in the value of any Underlier over the term of the securities. Your maximum possible return on the securities will be limited to the sum of the contingent coupon payments you receive, if any. Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the value of any or each Underlier.

Higher Contingent Coupon Rates Are Associated With Greater Risk.

The securities offer contingent coupon payments at a higher rate, if paid, than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential contingent coupon payments are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that you may lose a substantial portion, and possibly all, of the face amount at maturity. The volatility of the Underliers and the correlation among the Underliers are important factors affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the value of an Underlier, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Correlation is a measurement of the extent to which the values of the Underliers tend to fluctuate at the same time, in the same direction and in similar magnitudes. Greater expected volatility of the Underliers or lower expected correlation among the Underliers as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that the closing value of at least one Underlier will be less than its coupon threshold value on one or more calculation days, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities, and that the closing value of at least one Underlier will be less than its downside threshold value on the final calculation day such that you will lose a substantial portion, and possibly all, of the face amount at maturity. In general, the higher the contingent coupon rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will not receive one or more, or any, contingent coupon payments during the term of the securities and that you will lose a substantial portion, and possibly all, of the face amount at maturity.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called, the term of the securities may be reduced. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue the shares of the Underliers or any securities or other assets held by the Underliers for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, non-U.S. investors should note that we intend to withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities.

PRS-11

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

The final calculation day will be postponed if the originally scheduled final calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the final calculation day. If such a postponement occurs, the stated maturity date may be postponed. For additional information, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities may exceed our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs will include any agent discount and selling concessions and the cost of hedging our obligations under the securities through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility and correlation of the Underliers, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors discussed in the next risk factor. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current value of each Underlier, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Underliers; interest rates; volatility of the Underliers; correlation among the Underliers; time remaining to maturity; and dividend yields on the Underliers. When we refer to the “value” of your securities, we mean the value you could receive for your securities if you are able to sell them in the open market before the stated maturity date.

PRS-12

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

In addition to these factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, you will not receive the contingent coupon payments that would have accrued, if any, had the securities been called on a later calculation day or held until the stated maturity date. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the value of any or all of the Underliers. Because numerous factors are expected to affect the value of the securities, changes in the values of the Underliers may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Underliers

Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underliers And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Underliers. Investing in the securities is not equivalent to investing in the Underliers. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the shares of the Underliers for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those shares. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underliers would have.

•	Historical Values Of The Underliers Should Not Be Taken As An Indication Of The Future Performance Of The Underliers During The Term Of The Securities.

•	Changes That Affect The Underliers Or The Fund Underlying Indices May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Held By The State Street® SPDR® S&P® Metals & Mining ETF.

•	We And Our Affiliates Have No Affiliation With The Fund Sponsors Or The Fund Underlying Index Sponsors And Have Not Independently Verified Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of The iShares® 7-10 Year Treasury Bond ETF And The State Street® SPDR® S&P® Metals & Mining ETF Is Different From An Investment Linked To Their Fund Underlying Indices.

•	There Are Risks Associated With The Underliers.

•	Anti-Dilution Adjustments Relating To The Shares Of The Underliers Do Not Address Every Event That Could Affect Such Shares.

The Securities Are Subject To Risks Associated With Gold With Respect To The SPDR® Gold Trust.

The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

PRS-13

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

The Performance And Market Value Of The SPDR® Gold Trust, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of The Underlying Commodity As Well As The Net Asset Value Per Share.

The SPDR® Gold Trust does not fully replicate the performance of gold bullion (the “underlying commodity”), due to the fees and expenses charged by the SPDR® Gold Trust or by restrictions on access to the underlying commodity due to other circumstances. The SPDR® Gold Trust does not generate any income, and as the SPDR® Gold Trust regularly sells the underlying commodity to pay for ongoing expenses, the amount of the underlying commodity represented by each share gradually declines over time. The SPDR® Gold Trust sells the underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of the underlying commodity. The sale by the SPDR® Gold Trust of the underlying commodity to pay expenses at a time of low prices for the underlying commodity could adversely affect the value of the securities. Additionally, there is a risk that some or all of the SPDR® Gold Trust’s holdings in the underlying commodity could be lost, damaged or stolen. Access to the underlying commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the SPDR® Gold Trust and the underlying commodity. In addition, because the SPDR® Gold Trust is traded on a securities exchange and is subject to market supply and investor demand, the market value of one share of the SPDR® Gold Trust may differ from the net asset value per share of the SPDR® Gold Trust.

During periods of market volatility, the underlying commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the SPDR® Gold Trust and the liquidity of the SPDR® Gold Trust may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the SPDR® Gold Trust. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the SPDR® Gold Trust. As a result, under these circumstances, the market value of shares of the SPDR® Gold Trust may vary substantially from the net asset value per share of the SPDR® Gold Trust. For all of the foregoing reasons, the performance of the SPDR® Gold Trust may not correlate with the performance of the underlying commodity as well as the net asset value per share of the SPDR® Gold Trust, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payments on the securities.

There Are Risks Relating To Commodities Trading On The London Bullion Market Association With Respect To The SPDR® Gold Trust.

The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The price of gold is determined by the London Bullion Market Association (“LBMA”) or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold price as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold price, which could adversely affect the value of the securities. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold price.

Suspensions, Limitations Or Disruptions Of Market Trading In The Commodity Markets May Adversely Affect The Value Of The SPDR® Gold Trust.

The commodity markets, including the market for the underlying commodity, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. There is no limit on the amount by which the price of the underlying commodity may decline on a single day. These circumstances could adversely affect the price the SPDR® Gold Trust and therefore, the value of the securities.

The SPDR® Gold Trust Is Not An Investment Company Or Commodity Pool And Will Not Be Subject To Regulation Under The Investment Company Act Of 1940, As Amended, Or The Commodity Exchange Act.

Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

PRS-14

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Single Commodity Prices Tend To Be More Volatile Than, And May Not Correlate With, The Prices Of Commodities Generally.

The SPDR® Gold Trust is linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The underlying commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the securities carry greater risk and may be more volatile than securities linked to the prices of more commodities or a broad-based commodity index.

An Investment In The Securities Is Subject To Concentration Risks With Respect To The iShares® 7-10 Year Treasury Bond ETF.

The iShares® 7-10 Year Treasury Bond ETF invests in U.S. Treasury bonds that are all obligations of the United States. As a result, the iShares® 7-10 Year Treasury Bond ETF is concentrated in the performance of bonds issued by a single issuer. Although your investment in the securities will not result in the ownership or other direct interest in the U.S. Treasury bonds held by the iShares® 7-10 Year Treasury Bond ETF, the return on your investment in the securities will be subject to certain risks similar to those associated with direct investment in U.S. Treasury bonds. This increases the risk that any downgrade of the credit ratings of the U.S. government from its current ratings, any increase in risk that the U.S. Treasury may default on its obligations by the market (whether for credit or legislative process reasons) or any other market events that create a decrease in demand for U.S. Treasury bonds, would significantly adversely affect the iShares® 7-10 Year Treasury Bond ETF. In addition, to the extent that any such decrease in demand is more concentrated in the particular U.S. Treasury bond maturities owned by the iShares® 7-10 Year Treasury Bond ETF, the iShares® 7-10 Year Treasury Bond ETF could be severely affected.

The Value Of The iShares® 7-10 Year Treasury Bond ETF May Be Influenced By Unpredictable Changes In The Markets And Economy Of The United States.

The value of the iShares® 7-10 Year Treasury Bond ETF that attempts to track the performance of an index composed of U.S. Treasury bonds may be influenced by unpredictable changes, or expectations of changes, in the U.S. market. Changes in the U.S. government that may influence the value of the iShares® 7-10 Year Treasury Bond ETF include:

•	economic performance, including any financial or economic crises and changes in the gross domestic product, inflation, employment and labor, and prevailing prices and wages;

•	the monetary system, including monetary policy, exchange rate policy, economic and tax policies, banking regulation, credit allocation and exchange controls;

•	the external sector, including the amount and types of foreign trade, the geographic distribution of trade, the balance of payments, and reserves and exchange rates;

•	public finance, including the budget process, any entry into or termination of any economic agreement or union, the prevailing accounting methodology, the measures of fiscal balance, revenues and expenditures, and any government enterprise or privatization program; and

•	public debt, including external debt, debt service and the debt record.

These factors interrelate in complex ways, and the effect of one factor on the market value of the bonds underlying the iShares® 7-10 Year Treasury Bond ETF may offset or enhance the effect of another factor. Changes in the value of the iShares® 7-10 Year Treasury Bond ETF may adversely affect any payment on the securities.

The iShares® 7-10 Year Treasury Bond ETF Is Subject To Significant Risks, Including Interest Rate-Related And Credit-Related Risks.

The iShares® 7-10 Year Treasury Bond ETF invests in U.S. dollar-denominated fixed-income securities. The performance of the iShares® 7-10 Year Treasury Bond ETF that is measured for purposes of the securities will only reflect changes in the market prices of the bonds held by the iShares® 7-10 Year Treasury Bond ETF and will not reflect interest payments on these bonds. As a result, the performance of the iShares® 7-10 Year Treasury Bond ETF that is measured for purposes of the securities will be less, and perhaps significantly less, than the return that would be realized by an investor in the iShares® 7-10 Year Treasury Bond ETF or an investor in the bonds held by the iShares® 7-10 Year Treasury Bond ETF. The market prices of the bonds held by the iShares® 7-10 Year Treasury Bond ETF are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates, and the actual or perceived credit quality of the issuers of these bonds.

In general, the value of bonds is significantly affected by changes in current market interest rates. As interest rates rise, the prices of bonds, including those held by the iShares® 7-10 Year Treasury Bond ETF, are likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The iShares® 7-10 Year Treasury Bond ETF holds U.S. Treasury securities with a remaining maturity of greater than or equal to 7 years and less than 10 years, and as a result, will be particularly sensitive to interest rate changes. As a result, rising interest rates may cause the value of the bonds held by the iShares® 7-10 Year Treasury Bond ETF and the value of the iShares® 7-10 Year Treasury Bond ETF to decline, possibly significantly.

PRS-15

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. economy and global economies;

•	expectations regarding the level of price inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets;

•	central bank policies regarding interest rates; and

•	the performance of U.S. and non-U.S. capital markets.

The prices of the bonds held by the iShares® 7-10 Year Treasury Bond ETF are also significantly influenced by the creditworthiness of the issuer of the bonds (i.e., the U.S. government). The bonds held by the iShares® 7-10 Year Treasury Bond ETF may have their credit ratings downgraded or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of such bonds may suffer significant and rapid price declines. Any such decline may have a material adverse effect on the value of the iShares® 7-10 Year Treasury Bond ETF and the value of your securities.

The Equity Securities Composing The State Street® SPDR® S&P® Metals & Mining ETF Are Concentrated In The Metals And Mining Sector.

All or substantially all of the equity securities composing the State Street® SPDR® S&P® Metals & Mining ETF are issued by companies whose primary line of business is directly associated with the metals and mining sector. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Metals and mining companies can be significantly affected by events relating to international political and economic developments, energy conservation, the success of exploration projects, commodity prices, and tax and other government regulations. Investments in metals and mining companies may be speculative and may be subject to greater price volatility than investments in other types of companies. Risks of metals and mining investments include: changes in international monetary policies or economic and political conditions that can affect the supply of precious metals and consequently the value of metals and mining company investments; the United States or foreign governments may pass laws or regulations limiting metals investments for strategic or other policy reasons; and increased environmental or labor costs may depress the value of metals and mining investments.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events” and “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM’s determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the values of the Underliers.

PRS-16

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are held by the State Street® SPDR® S&P® Metals & Mining ETF may adversely affect the value of that Underlier.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the Underliers.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the Underliers.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or other fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-17

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Hypothetical Returns

If the securities are automatically called:

If the securities are automatically called prior to stated maturity, you will receive the face amount of your securities plus a final contingent coupon payment and any previously unpaid contingent coupon payments on the call settlement date. In the event the securities are automatically called, your total return on the securities will equal any contingent coupon payments received prior to the call settlement date and the contingent coupon payment(s) received on the call settlement date.

If the securities are not automatically called:

If the securities are not automatically called prior to stated maturity, the following table illustrates, for a range of hypothetical performance factors of the lowest performing Underlier on the final calculation day, the hypothetical maturity payment amount payable at stated maturity per security (excluding the final contingent coupon payment and any previously unpaid contingent coupon payments, if otherwise payable). The performance factor of the lowest performing Underlier on the final calculation day is its ending value expressed as a percentage of its starting value (i.e., its ending value divided by its starting value).

Hypothetical Performance Factor of Lowest Performing Underlier on Final Calculation Day	Hypothetical Maturity Payment Amount per Security
175.00%	$1,000.00
160.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
70.00%	$1,000.00
60.00%	$1,000.00
59.00%	$590.00
50.00%	$500.00
40.00%	$400.00
30.00%	$300.00
25.00%	$250.00
0.00%	$0.00

 The above figures do not take into account contingent coupon payments, if any, received during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the contingent coupon payments, if any, received during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically called prior to the stated maturity date, the actual amount you will receive at stated maturity will depend on the actual ending value of the lowest performing Underlier on the final calculation day. The performance of the better performing Underliers is not relevant to your return on the securities.

PRS-18

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Hypothetical Contingent Coupon Payments

Set forth below are examples that illustrate how to determine whether a contingent coupon payment will be paid and whether the securities will be automatically called, if applicable, on a contingent coupon payment date prior to the stated maturity date. The following examples assume the securities are subject to automatic call on the applicable calculation day. The following examples assume the hypothetical starting value, coupon threshold value and closing values for each Underlier indicated in the examples. The terms used for purposes of these hypothetical examples do not represent any actual starting value or coupon threshold value. The hypothetical starting value of $100.00 for each Underlier has been chosen for illustrative purposes only and does not represent the actual starting value for any Underlier. The actual starting value and coupon threshold value for each Underlier are set forth under “Terms of the Securities” above. For actual historical data of the Underliers, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1 – Hypothetical Calculation Day #1. The closing value of the lowest performing Underlier on hypothetical calculation day #1 is greater than or equal to its coupon threshold value and less than its starting value. As a result, investors receive a contingent coupon payment on the applicable contingent coupon payment date and the securities are not automatically called:

	SPDR® Gold Trust	iShares® 7-10 Year Treasury Bond ETF	State Street® SPDR® S&P® Metals & Mining ETF
Hypothetical starting value:	$100.00	$100.00	$100.00
Hypothetical closing value on hypothetical calculation day #1:	$90.00	$95.00	$98.00
Hypothetical coupon threshold value:	$60.00	$60.00	$60.00
Performance factor:	90.00%	95.00%	98.00%

Step 1: Determine which Underlier is the lowest performing Underlier on hypothetical calculation day #1.

In this example, the SPDR® Gold Trust has the lowest performance factor and is, therefore, the lowest performing Underlier on hypothetical calculation day #1.

Step 2: Determine whether a contingent coupon payment will be paid and whether the securities will be automatically called on the applicable contingent coupon payment date.

Since the hypothetical closing value of the lowest performing Underlier on hypothetical calculation day #1 is greater than or equal to its hypothetical coupon threshold value, but less than its hypothetical starting value, you would receive a contingent coupon payment on the applicable contingent coupon payment date and the securities would not be automatically called. The contingent coupon payment would be equal to $8.13 per security, determined as follows: (i) $1,000 multiplied by 9.75% per annum divided by (ii) 12, rounded to the nearest cent.

PRS-19

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Example 2 – Hypothetical Calculation Day #2. The closing value of the lowest performing Underlier on hypothetical calculation day #2 is less than its coupon threshold value. As a result, investors do not receive a contingent coupon payment on the applicable contingent coupon payment date and the securities are not automatically called:

	SPDR® Gold Trust	iShares® 7-10 Year Treasury Bond ETF	State Street® SPDR® S&P® Metals & Mining ETF
Hypothetical starting value:	$100.00	$100.00	$100.00
Hypothetical closing value on hypothetical calculation day #2:	$59.00	$125.00	$105.00
Hypothetical coupon threshold value:	$60.00	$60.00	$60.00
Performance factor:	59.00%	125.00%	105.00%

Step 1: Determine which Underlier is the lowest performing Underlier on hypothetical calculation day #2.

In this example, the SPDR® Gold Trust has the lowest performance factor and is, therefore, the lowest performing Underlier on hypothetical calculation day #2.

Step 2: Determine whether a contingent coupon payment will be paid and whether the securities will be automatically called on the applicable contingent coupon payment date.

Since the hypothetical closing value of the lowest performing Underlier on hypothetical calculation day #2 is less than its hypothetical coupon threshold value, you would not receive a contingent coupon payment on the applicable contingent coupon payment date. In addition, the securities would not be automatically called, even though the closing values of the better performing Underliers on hypothetical calculation day #2 are greater than their starting values.

As this example illustrates, whether you receive a contingent coupon payment and whether the securities are automatically called on a contingent coupon payment date will depend solely on the closing value of the lowest performing Underlier on the relevant calculation day. The performance of the better performing Underliers is not relevant to your return on the securities.

Example 3 – Hypothetical Calculation Day #3. The closing value of the lowest performing Underlier on hypothetical calculation day #3 is greater than or equal to its starting value. As a result, the securities are automatically called on the applicable contingent coupon payment date for the face amount plus a final contingent coupon payment (plus the previously unpaid contingent coupon payment):

	SPDR® Gold Trust	iShares® 7-10 Year Treasury Bond ETF	State Street® SPDR® S&P® Metals & Mining ETF
Hypothetical starting value:	$100.00	$100.00	$100.00
Hypothetical closing value on hypothetical calculation day #3:	$115.00	$130.00	$105.00
Hypothetical coupon threshold value:	$60.00	$60.00	$60.00
Performance factor:	115.00%	130.00%	105.00%

Step 1: Determine which Underlier is the lowest performing Underlier on hypothetical calculation day #3.

In this example, the State Street® SPDR® S&P® Metals & Mining ETF has the lowest performance factor and is, therefore, the lowest performing Underlier on hypothetical calculation day #3.

Step 2: Determine whether a contingent coupon payment will be paid and whether the securities will be automatically called on the applicable contingent coupon payment date.

Since the hypothetical closing value of the lowest performing Underlier on hypothetical calculation day #3 is greater than or equal to its hypothetical starting value, the securities would be automatically called and you would receive the face amount plus a final contingent coupon payment and the previously unpaid contingent coupon payment. Because no contingent coupon payment was received in connection with hypothetical calculation day #2, you would also receive the previously unpaid contingent coupon payment on the applicable contingent coupon payment date, which is also referred to as the call settlement date. On the call settlement date, you would receive $1,016.26 per security.

You will not receive any further payments after the call settlement date.

PRS-20

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Hypothetical Payment at Stated Maturity

Set forth below are examples of calculations of the maturity payment amount payable at stated maturity, assuming that the securities have not been automatically called prior to the stated maturity date and assuming the hypothetical starting value, coupon threshold value, downside threshold value and ending values for each Underlier indicated in the examples. The terms used for purposes of these hypothetical examples do not represent any actual starting value, coupon threshold value or downside threshold value. The hypothetical starting value of $100.00 for each Underlier has been chosen for illustrative purposes only and does not represent the actual starting value for any Underlier. The actual starting value, coupon threshold value and downside threshold value for each Underlier are set forth under “Terms of the Securities” above. For actual historical data of the Underliers, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The ending value of the lowest performing Underlier on the final calculation day is greater than its starting value. As a result, the maturity payment amount is equal to the face amount of your securities and you receive a final contingent coupon payment (plus any previously unpaid contingent coupon payments):

	SPDR® Gold Trust	iShares® 7-10 Year Treasury Bond ETF	State Street® SPDR® S&P® Metals & Mining ETF
Hypothetical starting value:	$100.00	$100.00	$100.00
Hypothetical ending value:	$145.00	$125.00	$135.00
Hypothetical coupon threshold value:	$60.00	$60.00	$60.00
Hypothetical downside threshold value:	$60.00	$60.00	$60.00
Performance factor:	145.00%	125.00%	135.00%

Step 1: Determine which Underlier is the lowest performing Underlier on the final calculation day.

In this example, the iShares® 7-10 Year Treasury Bond ETF has the lowest performance factor and is, therefore, the lowest performing Underlier on the final calculation day.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Underlier on the final calculation day.

Since the hypothetical ending value of the lowest performing Underlier on the final calculation day is greater than its hypothetical downside threshold value, the maturity payment amount would equal the face amount. Although the hypothetical ending value of the lowest performing Underlier on the final calculation day is significantly greater than its hypothetical starting value in this scenario, the maturity payment amount will not exceed the face amount.

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security. In addition, because the hypothetical ending value of the lowest performing Underlier on the final calculation day is greater than its hypothetical coupon threshold value, you would receive a final contingent coupon payment (plus any previously unpaid contingent coupon payments) on the stated maturity date.

PRS-21

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Example 2. The ending value of the lowest performing Underlier on the final calculation day is less than its starting value but greater than its coupon threshold value and its downside threshold value. As a result, the maturity payment amount is equal to the face amount of your securities, and you will receive a final contingent coupon payment (plus any previously unpaid contingent coupon payments):

	SPDR® Gold Trust	iShares® 7-10 Year Treasury Bond ETF	State Street® SPDR® S&P® Metals & Mining ETF
Hypothetical starting value:	$100.00	$100.00	$100.00
Hypothetical ending value:	$90.00	$105.00	$115.00
Hypothetical coupon threshold value:	$60.00	$60.00	$60.00
Hypothetical downside threshold value:	$60.00	$60.00	$60.00
Performance factor:	90.00%	105.00%	115.00%

Step 1: Determine which Underlier is the lowest performing Underlier on the final calculation day.

In this example, the SPDR® Gold Trust has the lowest performance factor and is, therefore, the lowest performing Underlier on the final calculation day.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Underlier on the final calculation day.

Since the hypothetical ending value of the lowest performing Underlier on the final calculation day is less than its hypothetical starting value, but not by more than 40%, you would receive the face amount of your securities at maturity.

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security. In addition, because the hypothetical ending value of the lowest performing Underlier on the final calculation day is greater than its hypothetical coupon threshold value, you would receive a final contingent coupon payment (plus any previously unpaid contingent coupon payments) on the stated maturity date.

Example 3. The ending value of the lowest performing Underlier on the final calculation day is less than its downside threshold value. As a result, the maturity payment amount is less than the face amount of your securities and you do not receive a final contingent coupon payment or any previously unpaid contingent coupon payments:

	SPDR® Gold Trust	iShares® 7-10 Year Treasury Bond ETF	State Street® SPDR® S&P® Metals & Mining ETF
Hypothetical starting value:	$100.00	$100.00	$100.00
Hypothetical ending value:	$120.00	$75.00	$45.00
Hypothetical coupon threshold value:	$60.00	$60.00	$60.00
Hypothetical downside threshold value:	$60.00	$60.00	$60.00
Performance factor:	120.00%	75.00%	45.00%

Step 1: Determine which Underlier is the lowest performing Underlier on the final calculation day.

In this example, the State Street® SPDR® S&P® Metals & Mining ETF has the lowest performance factor and is, therefore, the lowest performing Underlier on the final calculation day.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Underlier on the final calculation day.

Since the hypothetical ending value of the lowest performing Underlier on the final calculation day is less than its hypothetical starting value by more than 40%, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to $450.00 per security, calculated as follows:

= $1,000 × performance factor of the lowest performing Underlier on the final calculation day

= $1,000 × 45.00%

= $450.00

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $450.00 per security. Because the hypothetical ending value of the lowest performing Underlier on the final calculation day is less than its hypothetical coupon threshold value, you would not receive a final contingent coupon payment or any previously unpaid contingent coupon payments on the stated maturity date.

These examples illustrate that you will not participate in any appreciation of any Underlier, but will be fully exposed to a decrease in the lowest performing Underlier if the ending value of the lowest performing Underlier on the final calculation day is less than its downside threshold value, even if the ending values of the other Underliers have appreciated or have not declined below their respective downside threshold value.

To the extent that the starting value, coupon threshold value, downside threshold value and ending value of the lowest performing Underlier differ from the values assumed above, the results indicated above would be different.

PRS-22

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

The SPDR® Gold Trust

The SPDR® Gold Trust is an investment trust formed under New York law pursuant to a trust indenture and is sponsored by the World Gold Trust Services, LLC (“World Gold”). BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the SPDR® Gold Trust, and HSBC Bank plc is the custodian of the Gold Trust. The objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the SPDR® Gold Trust’s expenses. Shares of the SPDR® Gold Trust represent units of fractional undivided beneficial interest in and ownership of the SPDR® Gold Trust. The SPDR® Gold Trust holds gold bars and from time to time, issues blocks of 100,000 share (called “baskets’) in exchange for deposits of gold and distributes gold in connection with redemptions of such baskets. The SPDR® Gold Trust’s SEC file numbers are 333-263087 and 001-32356. The SPDR® Gold Trust is listed on the NYSE Arca, Inc. under the ticker symbol “GLD.”

Gold

The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

Historical Information

We obtained the closing prices of the SPDR® Gold Trust in the graph below from Bloomberg Finance L.P. (“Bloomberg”), without independent verification.

The following graph sets forth daily closing prices of the SPDR® Gold Trust for the period from January 4, 2021 to March 17, 2026. The closing price on March 17, 2026 was $459.27. The historical performance of the SPDR® Gold Trust should not be taken as an indication of its future performance during the term of the securities.

PRS-23

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

The iShares® 7-10 Year Treasury Bond ETF

The iShares® 7-10 Year Treasury Bond ETF is issued by iShares® Trust, a registered investment company, and is maintained and managed by BlackRock Fund Advisors (“BFA”). BFA is currently the investment adviser to the 7-10 Treasury Fund. The iShares® 7-10 Year Treasury Bond ETF seeks to track the investment results, before fees and expenses, of the ICE® U.S. Treasury 7-10 Year Bond Index (the “ICE 7-10 Year Index”), a market-value weighted index that is designed to measure the performance of the U.S. dollar-denominated, fixed-rate U.S. Treasury market that has a remaining maturity of greater than or equal to 7 years and less than 10 years. The iShares® 7-10 Year Treasury Bond ETF’s SEC file numbers are 333-92935 and 811-09729. The iShares® 7-10 Year Treasury Bond ETF is listed on The Nasdaq Stock Market under the ticker symbol “IEF.”

For a description of the ICE 7-10 Year Index, please see “The ICE® U.S. Treasury 7-10 Year Bond Index” below.

The ICE® U.S. Treasury 7-10 Year Bond Index

All information contained in this pricing supplement regarding the ICE 7-10 Year Index is derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, ICE Data Indices, LLC or its affiliates (collectively “IDI”), a subsidiary of Intercontinental Exchange, Inc. IDI has no obligation to continue to publish, and may discontinue publication of, the ICE 7-10 Year Index.

The ICE 7-10 Year Index is a market-value weighted index that is designed to measure the performance of the U.S. dollar-denominated, fixed-rate U.S. Treasury market that has a remaining maturity of greater than or equal to 7 years and less than 10 years. The ICE 7-10 Year Index was launched on December 31, 2015. The ICE 7-10 Year Index is reported by Bloomberg L.P. under the ticker symbol “IDCOT7.”

Index Eligibility Criteria and Inclusion Rules

The ICE 7-10 Year Index consists of securities that meet the criteria listed below (the “Eligible Bond universe”). The basis of the Eligible Bond universe are those securities for which content is available daily, including evaluations and reference data, through ICE Data Pricing & Reference Data, LLC (“PRD”).

Maturity. Each security must have greater than or equal to 7 years and less than 10 years remaining term to final maturity as of the last calendar day of the month.

Size. Each security is required to have a minimum amount outstanding of $300 million, excluding those held by the Federal Reserve. Amount outstanding is defined as the par amount outstanding of each U.S. Treasury security, inclusive of any announced auctions or re-openings, less the par amount of that U.S. Treasury security held in the Federal Reserve System Open Market Account or bought at issuance by the Federal Reserve. A new issuance bought at auction by the Federal Reserve is not included in the Eligible Bond universe. Secondary market purchases by the Federal Reserve that occur in the current month are not reflected in the Eligible Bond universe until the following month.

Coupon. The Eligible Bond universe includes only fixed-rate securities, excluding zero coupon Separate Trading of Registered Interest and Principal of Securities (STRIPS).

Currency. The Eligible Bond universe includes only securities with principal and interest denominated in U.S. dollars.

Bond Type. The Eligible Bond universe includes U.S. Treasury issued debt, excluding the following: Inflation-linked securities, U.S. Treasury bills, floating-rate notes, cash-management bills and any government agency debt issued with or without a government guarantee.

Index Maintenance

The ICE 7-10 Year Index is rebalanced monthly. Securities are required to meet the inclusion rules highlighted in the previous section to be considered for inclusion at the beginning of any given month. This includes the availability of evaluated pricing and reference data through PRD.

Rebalancing. The ICE 7-10 Year Index is rebalanced on the last calendar day of the month based on information available up to and including the third business day before the last business day of the month. No changes are made to constituents holdings other than on month end rebalancing dates.

Reinvestment of Cash Flows. Cash that has accrued intra-month from interest and principal payments by the securities included in the ICE 7-10 Year Index earns no reinvestment return during the month. Accumulated cash (from coupon and principal payments) is removed from the ICE 7-10 Year Index at month-end, such that the cash is reinvested pro rata across the ICE 7-10 Year Index.

New Issues. New issues must be auctioned on or before the calendar month end rebalancing date in order to qualify for inclusion in the coming month.

PRS-24

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Calculation

Returns and risk measures, such as yield duration, are first calculated at the constituent level and then aggregated to the ICE 7-10 Year Index level using constituents’ market weights.

Constituent Level Calculations

, , ,  and  and , , ,  and  denote the price, accrued interest, par amount, cumulative coupon payments and market values at date  and date , respectively. C denotes the coupon payments during the period (excluding any coupon payment on date  but including any coupon payment on date ).

Coupon payments during the period are calculated as follows: .

The market values at time  and  are:  and , respectively.

The price return and coupon return  (whenever applicable) are defined as follows:

Price return: return due to price appreciation over the return period:

Coupon return: return due to coupon accrual during the period:

The total return is the sum of the price return and the coupon return:

Index Level Calculations

The ICE 7-10 Year Index had an initial level of 100 at the inception date. As time passes, the ICE 7-10 Year Index level is calculated in an iterative way as follows:

The ICE 7-10 Year Index total return is calculated by aggregating the constituent level total returns using market weights. To calculate the ICE 7-10 Year Index total return for the period from dates  and , market value weights at date  are used. The total market value of the ICE 7-10 Year Index at time  is   plus any intra-month cash from coupon payment or principal repayment and the weight for constituent security, which is calculated as follows:

The ICE 7-10 Year Index’s level will be provided to four decimal places.

Index Policies

Timing and Pricing Source. The ICE 7-10 Year Index’s level is calculated using 4:00 p.m. Eastern Standard Time using bid-side evaluations from PRD. These evaluations are based upon methodologies designed to reflect the market upon which the ICE 7-10 Year Index is based.

Calendar. The ICE 7-10 Year Index follows the SIFMA U.S. bond market holiday schedule. The ICE 7-10 Year Index’s level is calculated daily at the end of each day on which SIFMA declares the U.S. fixed income markets open. When the bond market closes early per the SIFMA schedule, the ICE 7-10 Year Index’s level may be calculated at a time in accordance with the recommended close. However, evaluated pricing from PRD must be available to calculate the ICE 7-10 Year Index’s level.

Exceptional Market Conditions and Corrections. IDI retains the right to delay the publication of the level of the ICE 7-10 Year Index. Furthermore, IDI retains the right to suspend the publication of the level of the ICE 7-10 Year Index if it believes that circumstances prevent the proper calculation of the ICE 7-10 Year Index. If evaluated prices are not available, the ICE 7-10 Year Index will not be recalculated unless IDI decides otherwise. Reasonable efforts are made to ensure the correctness and validity of data used in index calculations. Where errors have occurred in the determination or calculation of the ICE 7-10 Year Index, the decision to make a restatement will be assessed on a case-by-case basis. Such decision will take account of the significance; impact; age; and scale of the error. Errors involving security reference data discovered after the rebalancing will typically not result in a restatement.

PRS-25

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

In the event that there is a market-wide event resulting in evaluated prices not being available, IDI will determine its approach on a case-by-case basis, taking into account information and notifications provided by PRD. Market-wide events include, but are not limited to, technological problems or failures, natural disaster or other business continuity planning-related event. IDI will communicate any issues with publication of the ICE 7-10 Year Index during the day through the regular client communication channels; in addition, IDI may also contact clients directly, post a notice on the IDI website, send a message via the market data portal or use other such forms of communication.

Annual Rules Review. Potential rule changes are considered on an annual basis. An initial set of proposed changes under consideration is published in April. Investor clients are encouraged to comment on the proposals by way of an online survey. At the end of a three-month commentary period, final decisions are announced in July and adopted changes, if any, are generally implemented at the September month end rebalancing.

IDI, at its sole discretion, reserves the right to issue rule changes apart from this annual cycle in the event that such a change is deemed necessary in order to deal with extraordinary circumstances including, but not limited to, changes in data availability.

Expert Judgment. “Expert Judgment” refers to the exercise of discretion by IDI with respect to the use of data in determining the ICE 7-10 Year Index. Expert Judgment includes extrapolating values from prior or related transactions, adjusting values for factors that might influence the quality of data such as market events or impairment of a buyer or seller’s credit quality, or weighting firm bids or offers greater than a particular concluded transaction.

While IDI mostly relies on input data obtained from its sources, on certain occasions, where decisions relating to the pricing of the ICE 7-10 Year Index are required to maintain the integrity of the values and ensure that the ICE 7-10 Year Index continues to operate in line with the methodology, IDI may apply Expert Judgment. Where it is required in the determination of the ICE 7-10 Year Index, it may only be applied by suitably experienced and qualified staff members on the IDI team. Using their expertise and knowledge, and the information available to them, they will make an assessment of what input data or security evaluation would be most appropriate to use to correctly reflect the ICE 7-10 Year Index objective.

Ultimately any exercise of Expert Judgment is overseen by the governance committee of IDI, which ensures that the published methodologies have been followed.

PRS-26

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Historical Information

We obtained the closing prices of the iShares® 7-10 Year Treasury Bond ETF in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing prices of the iShares® 7-10 Year Treasury Bond ETF for the period from January 4, 2021 to March 17, 2026. The closing price on March 17, 2026 was $96.19. The historical performance of the iShares® 7-10 Year Treasury Bond ETF should not be taken as an indication of its future performance during the term of the securities.

PRS-27

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

The State Street® SPDR® S&P® Metals & Mining ETF

The State Street® SPDR® S&P® Metals & Mining ETF (formerly known as the SPDR® S&P® Metals & Mining ETF) is an exchange-traded fund issued by the SPDR® Series Trust, a registered open-end management investment company, that seeks investment results that correspond generally to the price and yield performance, before expenses, of the S&P® Metals & Mining Select Industry Index. The S&P® Metals & Mining Select Industry Index is an equally-weighted index that is designed to measure the performance of the following sub-industries of the S&P® Total Market Index: aluminum, coal & consumable fuels, copper, diversified metals & mining, gold, precious metals & minerals, silver and steel. For more information about the State Street® SPDR® S&P® Metals & Mining ETF, see “Description of Exchange-Traded Funds—The SPDR® S&P® Industry ETFs” in the accompanying underlying supplement.

Historical Information

We obtained the closing prices of the State Street® SPDR® S&P® Metals & Mining ETF in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing prices of the State Street® SPDR® S&P® Metals & Mining ETF for the period from January 4, 2021 to March 17, 2026. The closing price on March 17, 2026 was $110.77. The historical performance of the State Street® SPDR® S&P® Metals & Mining ETF should not be taken as an indication of its future performance during the term of the securities.

PRS-28

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Summary of Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the securities, see the section entitled “Canadian Federal Income Tax Consequences” in the accompanying product supplement. Notwithstanding anything to the contrary in the accompanying product supplement, the Canadian tax consequences discussed in the accompanying product supplement do not take into account the proposed amendments to the “hybrid mismatch arrangement” rules in the Tax Act released for consultation on January 29, 2026.

PRS-29

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

United States Federal Income Tax Considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a single prepaid financial contract with associated coupons for U.S. federal income tax purposes. Assuming this treatment of the securities is respected, the tax consequences are as outlined in the discussion under “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying product supplement.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors, might be materially and adversely affected. The U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. We intend to withhold on any coupon paid to a Non-U.S. Holder, generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. In order to claim an exemption from, or a reduction in, the 30% withholding under an applicable treaty, you will need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax advisor regarding the tax treatment of the securities, including the possibility of obtaining a refund of all or a portion of any amounts withheld.

As discussed in the accompanying product supplement, Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) generally impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“underlying securities”), as defined under the applicable Treasury regulations, or indices that include underlying securities. Section 871(m) generally applies to financial instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. Pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any underlying security. Based on our determination that the securities do not have a delta of one with respect to any underlying security, the securities should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an underlying security. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “United States Federal Income Tax Considerations” in the accompanying product supplement and consult their tax advisors regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-30

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® 7-10 Year Treasury Bond ETF and the State Street® SPDR® S&P® Metals & Mining ETF due March 22, 2029

Validity of the Securities

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank of Montreal in conformity with the indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities, the securities will have been validly executed, authenticated, issued and delivered, to the extent that validity of the securities is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Bank of Montreal, subject to the following limitations (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the trustees’ authorization, execution and delivery of the indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated March 25, 2025, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated March 25, 2025.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank of Montreal, when the securities offered by this pricing supplement have been issued by the Bank of Montreal pursuant to the indenture, the trustee has made the appropriate entries or notations to the master global note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Bank of Montreal, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law; or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel for the Bank of Montreal, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 25, 2025, which has been filed as an exhibit to Bank of Montreal’s report on Form 6-K filed with the SEC on March 25, 2025.

PRS-31